Filed Pursuant to Rule 424(b)(2)
Registration No. 333-272200

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 25, 2023)

$3,000,000,000

$2,250,000,000 7.000% Fixed-to-Fixed Rate Series A Junior Subordinated Notes due 2055

$750,000,000 6.750% Fixed-to-Fixed Rate Series B Junior Subordinated Notes due 2054

This is an offering by CVS Health Corporation (“we”, “us” or “our”) of an aggregate of $2,250,000,000 of 7.000% Fixed-to-Fixed Rate Series A Junior Subordinated Notes due 2055, which we refer to as the “Series A Junior Subordinated Notes” and an aggregate of $750,000,000 of 6.750% Fixed-to-Fixed Rate Series B Junior Subordinated Notes due 2054, which we refer to as the “Series B Junior Subordinated Notes.” We refer to the Series A Junior Subordinated Notes and Series B Junior Subordinated Notes collectively as the “notes.”

The Series A Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, March 10, 2030 (“First Series A Reset Date”) at a rate of 7.000% per year and (ii) from, and including, the First Series A Reset Date, during each Reset Period (as defined herein), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of 2.886%, to be reset on each Series A Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below 7.000% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The Series B Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, December 10, 2034 (“First Series B Reset Date”) at a rate of 6.750% per year and (ii) from, and including, the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.516%, to be reset on each Series B Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below 6.750% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

Subject to our right to defer interest payments as described below, we will pay interest on the Series A Junior Subordinated Notes semi-annually in arrears on March 10 and September 10 of each year, beginning on March 10, 2025 and we will pay interest on the Series B Junior Subordinated Notes semi-annually in arrears on June 10 and December 10 of each year, beginning on June 10, 2025. The Series A Junior Subordinated Notes will mature on March 10, 2055, and the Series B Junior Subordinated Notes will mature on December 10, 2054.

We may defer interest payments on either or both series of the notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments with respect to a given series of the notes will accumulate additional interest at a rate equal to the interest rate then applicable to that series of the notes, to the extent permitted by law.

We may redeem the notes at our option at the times and at the redemption prices described in this prospectus supplement. The notes will be our general unsecured subordinated obligations and will rank junior in right of payment with all of our other existing and future senior indebtedness (as defined herein) and will be structurally subordinated to the indebtedness of our subsidiaries, including the indebtedness of Aetna Inc. (“Aetna”) and its subsidiaries.

Each series of notes is a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of either series of notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Investing in these notes involves certain risks. See “Risk Factors” on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, before expenses, to CVS Health
	Per Note	Total	Per Note	Total	Per Note	Total
Series A Junior Subordinated Notes	100.000%	$2,250,000,000	1.000%	$22,500,000	99.000%	$2,227,500,000
Series B Junior Subordinated Notes	100.000%	$750,000,000	1.000%	$7,500,000	99.000%	$742,500,000

(1)	Plus accrued interest, if any, from December 10, 2024.

The notes are expected to be delivered on or about December 10, 2024. Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., against payment therefor in immediately available funds.

Barclays
Citigroup
Goldman Sachs & Co. LLC

BofA Securities
J.P. Morgan
Wells Fargo Securities

Mizuho	BNY Capital Markets	ICBC Standard Bank
RBC Capital Markets	Fifth Third Securities	KeyBanc Capital Markets
Truist Securities	Morgan Stanley	Loop Capital Markets
UBS Investment Bank	PNC Capital Markets LLC	Piper Sandler
US Bancorp	SMBC Nikko	R. Seelaus & Co., LLC
TD Securities

The date of this prospectus supplement is December 3, 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses filed by us with the U.S. Securities and Exchange Commission (“SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate as of any date other than their respective dates. Except as otherwise specified, the terms “CVS Health,” the “Company,” “we,” “us” and “our” refer to CVS Health Corporation together with its subsidiaries.

We expect to deliver the Notes against payment for the notes on or about December 10, 2024, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation (as defined below). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

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Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Any distributor subject to MiFID II (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither we nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation (as defined below). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation. Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so to legal entities which are qualified investors as defined in the UK Prospectus Regulation, provided that no such offer of notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case in relation to such offer.

Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the UK Prospectus Regulation. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes

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through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement and the accompanying prospectus.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (2) not a “retail investor” (as defined above).

The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

This prospectus supplement and the accompanying prospectus are for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) are outside the UK; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels. Neither we nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at https://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we complete the offering of the notes covered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 7, 2024;

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 1, 2024, for the fiscal quarter ended June 30, 2024, filed with the SEC on August 7, 2024 and for the fiscal quarter ended on September 30, 2024, filed with the SEC on November 6, 2024;

•

Current Reports on Form 8-K filed with the SEC on January 5, 2024 (Item 5.02 only), May 8, 2024, May 9, 2024, May 22, 2024, October  18, 2024 (Item 5.02 only), November  6, 2024 (Item 5.02 only), November  18, 2024 (Items 1.01 and 5.02 only) and December 2, 2024; and

•

Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2024  (as to the information under the headings “Committees of the Board,” “Code of Conduct,” “Audit Committee Report,” “Biographies of our Incumbent Board Nominees,” “Share Ownership of Directors and Certain Executive Officers,” “Share Ownership of Principal Stockholders,” “Item 1: Election of Directors,” “Item  2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2024,” “Independence Determinations for Directors,” “Related Person Transaction Policy,” “Non-Employee Director Compensation” and “Executive Compensation and Related Matters” (including “Letter from the Management Planning and Development Committee,” “Compensation Committee Report,” “Compensation Discussion and Analysis,” “Compensation of Named Executive Officers,” “CEO Pay Ratio” and “Pay Versus Performance”)).

You may request a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus at no cost, by writing or telephoning us at the following address:

Larry McGrath

Investor Relations

CVS Health Corporation

One CVS Drive—MC 1008

Woonsocket, Rhode Island 02895

(800) 201-0938

investorinfo@cvshealth.com

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a “safe harbor” for forward-looking statements, so long as (1) those statements are identified as forward-looking and (2) the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein are forward-looking within the meaning of the Reform Act or SEC rules. In addition, throughout this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein and our other reports and communications, we use the following words or variations or negatives of these words and similar expressions when we intend to identify forward-looking statements:

•	Anticipates	•	Believes	•	Can	•	Continue	•	Could
•	Estimates	•	Evaluate	•	Expects	•	Explore	•	Forecast
•	Guidance	•	Intends	•	Likely	•	May	•	Might
•	Outlook	•	Plans	•	Potential	•	Predict	•	Probable
•	Projects	•	Seeks	•	Should	•	View	•	Will

All statements addressing the future operating performance of CVS Health or any segment or any subsidiary and/or future events or developments, including, but not limited to, statements relating to the Company’s investment portfolio, operating results, cash flows and/or financial condition, statements relating to corporate strategy, statements relating to future revenue, operating income or adjusted operating income, earnings per share or adjusted earnings per share, Health Care Benefits segment business, sales results and/or trends, medical cost trends, medical membership, Medicare Part D membership, medical benefit ratios and/or operations, Health Services segment business, sales results and/or trends and/or operations, Pharmacy & Consumer Wellness segment business, sales results and/or trends and/or operations, incremental investment spending, interest expense, effective tax rate, weighted-average share count, cash flow from operations, net capital expenditures, cash available for debt repayment, statements related to possible, proposed, pending or completed acquisitions, joint ventures, investments or combinations that involve, among other things, the timing or likelihood of receipt of regulatory approvals, the timing of completion, integration synergies, net synergies and integration risks and other costs, including those related to CVS Health’s acquisitions of Oak Street Health, Inc. and Signify Health, Inc., enterprise modernization, transformation, leverage ratio, cash available for enhancing shareholder value, inventory reduction, turn rate and/or loss rate, debt ratings and actions taken by ratings agencies, the Company’s ability to attract or retain customers and clients, store development and/or relocations, new product development, and the impact of industry and regulatory developments, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

Forward-looking statements rely on a number of estimates, assumptions and projections concerning future events, and are subject to a number of significant risks and uncertainties and other factors that could cause actual results to differ materially from those statements. Many of these risks and uncertainties and other factors are outside our control. Certain of these risks and uncertainties and other factors are described under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; these are not the only risks and uncertainties we face. There can be no assurance that the Company has identified all the risks that may affect it. Additional risks and uncertainties not presently known to the Company or that the Company currently believes to be immaterial also may adversely affect the Company’s businesses. If any of those risks or uncertainties develops into actual events, those events or circumstances could have a material adverse effect on the Company’s businesses, operating results, cash flows, financial condition and/or stock price, among other effects.

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You should not put undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, and we disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

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SUMMARY

Overview

CVS Health is a leading health solutions company building a world of health around every consumer it serves and connecting care so that it works for people wherever they are. As of September 30, 2024, the Company had more than 9,000 retail locations, more than 900 walk-in medical clinics, more than 225 primary care medical clinics, a leading pharmacy benefits manager with approximately 90 million plan members and expanding specialty pharmacy solutions, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. The Company also serves an estimated more than 36 million people through traditional, voluntary and consumer-directed health insurance products and related services, including expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company is creating new sources of value through its integrated model allowing it to expand into personalized, technology driven care delivery and health services, increasing access to quality care, delivering better health outcomes and lowering overall health care costs.

The Company has four reportable segments: Health Care Benefits, Health Services, Pharmacy & Consumer Wellness and Corporate/Other.

CVS Health Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS.” General information about CVS Health is available through our website at https://www.cvshealth.com. Our financial press releases and filings with the SEC are available free of charge within the Investors section of our website at https://investors.cvshealth.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus.

Tender Offers

On December 2, 2024, we commenced cash tender offers (the “Tender Offers”) for (1) any and all of our 4.100% Senior Notes due 2025 (the “Any and All Notes”) and (2) a combined aggregate purchase price of up to $2,000,000,000 less the aggregate purchase price of the Any and All Notes validly tendered and accepted for purchase of (i) our 2.700% Senior Notes due 2040, (ii) the 3.875% Senior Notes due 2047 issued by our wholly-owned subsidiary Aetna Inc. (“Aetna”), (iii) our 4.250% Senior Notes due 2050, (iv) the 4.125% Senior Notes due 2042 issued by Aetna, (v) our 4.125% Senior Notes due 2040, (vi) our 2.125% Senior Notes due 2031, (vii) our 1.875% Senior Notes due 2031, (viii) our 5.050% Senior Notes due 2048, (ix) the 4.500% Senior Notes due 2042 issued by Aetna and (x) our 1.750% Senior Notes due 2030 (the notes described in (i) to (x) together with the Any and All Notes, the “Tender Offer Notes”). We intend to use a portion of the net proceeds from this offering, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related premiums, fees and expenses. We intend to use the net proceeds not used for the foregoing for general corporate purposes, which may include working capital, satisfying statutory capital requirements for regulated entities, capital expenditures and repayment of indebtedness.

This offering is not conditioned upon consummation of the Tender Offers. Settlement of the Tender Offers is expected to be subject to the satisfaction of certain conditions, including the settlement of this offering. We are permitted, subject to applicable law, to amend, extend or terminate the Tender Offers, and there can be no assurance that we will consummate the Tender Offers. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the Tender Offer Notes and does not constitute a redemption notice for the Tender Offer Notes. The Tender Offers are being made pursuant to an offer to purchase and related materials, which have been made available to holders of the Tender Offer Notes. Holders of the Tender Offer Notes should read these materials carefully because they contain important information regarding the Tender Offers.

The Offering

Issuer	CVS Health Corporation (“we”, “us” or “our”).

Securities Offered	$2,250,000,000 aggregate principal amount of 7.000% Fixed-to-Fixed Rate Series A Junior Subordinated Notes due 2055.

$750,000,000 aggregate principal amount of 6.750% Fixed-to-Fixed Rate Series B Junior Subordinated Notes due 2054.

Maturity Date	The Series A Junior Subordinated Notes: March 10, 2055.

The Series B Junior Subordinated Notes: December 10, 2054.

Interest Payment Dates	Subject to our right to defer the payment of interest on the notes as described under “Option to Defer Interest Payments” below, we will pay interest on the Series A Junior Subordinated Notes semi-annually in arrears on March 10 and September 10 of each year, beginning on March 10, 2025, and on the Series B Junior Subordinated Notes on June 10 and December 10 of each year, beginning on June 10, 2025.

Interest on the notes offered hereby will accrue from December 10, 2024.

Interest Rate	The Series A Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, March 10, 2030 (“First Series A Reset Date”) at a rate of 7.000% per year and (ii) from, and including, the First Series A Reset Date, during each Reset Period (as defined in “Description of the Junior Subordinated Notes”), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined in “Description of the Junior Subordinated Notes”) as of the most recent Reset Interest Determination Date (as defined in “Description of the Junior Subordinated Notes”) plus a spread of 2.886%, to be reset on each Series A Reset Date; provided that the interest rate during any Reset Period will not reset below 7.000% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The Series B Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, December 10, 2034 (“First Series B Reset Date”) at a rate of 6.750% per year and (ii) from, and including, the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.516%, to be reset on each Series B Reset Date; provided that the interest rate during any Reset Period will not reset below 6.750% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

Option to Defer Interest Payments	So long as no event of default with respect to the applicable series of notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on either or both series of notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the applicable series, an “Optional Deferral Period”, and, with respect to the Series A Junior Subordinated Notes, a “Series A Optional Deferral Period”, and, with respect to the Series B Junior Subordinated Notes, a “Series B Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on either or both series of the notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the applicable series of notes, and we may not begin a new Optional Deferral Period with respect to a series of notes, and may not pay current interest on the applicable series of the notes, until we have paid all accrued interest on such series of notes from the previous Optional Deferral Period with respect to such series of notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period.

Any deferred interest on a given series of notes will accrue additional interest at a rate equal to the interest rate then applicable to such series of notes to the extent permitted by applicable law. Once we pay all deferred interest payments on a given series of notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on that series of notes as described above, but not beyond the maturity date of the applicable series of notes.

See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

Certain Restrictions during an Optional Deferral Period	The terms of the Series A Junior Subordinated Notes will require that during a Series A Optional Deferral Period, we will not, and the terms of the Series B Junior Subordinated Notes will require that during a Series B Optional Deferral Period, we will not, in each case, do any of the following, subject to certain exceptions:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the applicable series of notes in right of payment (including debt securities of other series issued under the Subordinated Indenture (as defined herein), such as the other series of the Junior Subordinated Notes); or

•	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the notes in right of payment.

See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

Subordination; Ranking	The notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as defined in “Description of the Junior Subordinated Notes”) of CVS Health.

As of September 30, 2024, on an unconsolidated basis, we had approximately $59.1 billion aggregate senior indebtedness (as defined under the indenture) outstanding. In addition, as of September 30, 2024, our direct and indirect subsidiaries and other consolidated entities had approximately $6.4 billion aggregate indebtedness outstanding, including finance lease obligations, that would be structurally senior to the Junior Subordinated Notes.

See “Description of the Junior Subordinated Notes—Ranking.”

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $2,963,075,700, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related premiums, fees and expenses. We intend to use the net proceeds not used for the foregoing for general corporate purposes, which may include working capital, capital expenditures, satisfying statutory capital requirements for regulated entities, and repayment of indebtedness. This offering is not conditioned upon consummation of the Tender Offers. See “Use of Proceeds.”

Optional Redemption	We may redeem the Series A Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and, (ii) after the First Series A Reset Date, on any interest payment date for the Series A Junior Subordinated Notes.

We may redeem the Series B Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and, (ii) after the First Series B Reset Date, on any interest payment date for the Series B Junior Subordinated Notes.

See “Description of the Junior Subordinated Notes—Redemption—Optional Redemption.”

Right to Redeem at Tax Event	Each series of notes is redeemable, in whole, but not in part, at 100% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined herein) with respect to such series. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.”

Right to Redeem at Rating Agency Event	Each series of the notes is redeemable, in whole but not in part, at 102% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event (as defined herein) with respect to such series. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider all of the risk factors described below and the information included elsewhere in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein before deciding to invest in the notes. As used in this section “Risk Factors”, the terms “we”, “us” and “our” refer only to CVS Health Corporation and not to any of its subsidiaries. We also urge you to consider carefully the factors set forth under the heading “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement.

Risks Related to CVS Health

See “Risk Factors” in CVS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, incorporated by reference herein, which includes a discussion of the material risks related to CVS Health. See “Where You Can Find More Information” in this prospectus supplement.

Risks Related to the Notes

The notes are subordinated to all of our senior indebtedness and structurally subordinated to all obligations of our subsidiaries, and the indenture governing the notes does not limit the aggregate amount of indebtedness that we or our subsidiaries may issue.

Our obligations under the notes are subordinate and junior in right of payment to all of our senior indebtedness (as defined in “Description of the Junior Subordinated Notes—Ranking”). This means that we cannot make any payments on the notes if we default on a payment of any of our senior indebtedness or if any other default occurs concerning any senior indebtedness, which permits the holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time or both; provided, that, in each case, such default has continued beyond the point of grace, if any, provided for such default, and such shall not have been cured or waived or shall not have ceased to exist.

In addition, in the event of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or other proceedings of the Company, funds which we would otherwise use to pay the holders of the notes will first be used to pay our senior indebtedness in full. As of September 30, 2024, on an unconsolidated basis, we had approximately $59.1 billion aggregate senior indebtedness outstanding.

The notes are our obligations exclusively and not of any of our subsidiaries. Therefore, the notes are structurally subordinated to the liabilities of our subsidiaries, including the indebtedness of Aetna and its subsidiaries. As of September 30, 2024, our direct and indirect subsidiaries and other consolidated entities had $6.4 billion of aggregate indebtedness outstanding, including finance lease obligations.

There are no terms in the notes or in the indenture under which the notes will be issued or in the notes that limit our ability to incur additional indebtedness (including senior indebtedness) or our subsidiaries’ ability to incur additional indebtedness or other obligations, and we and our subsidiaries expect to incur additional indebtedness and obligations from time to time that will be senior to the notes.

The notes are not protected by restrictive covenants.

The terms of the notes and the indenture governing the notes may not be sufficient to protect your investment in the notes. For example, there will be no financial covenants in the indenture, and you do not have any rights to require the Company to repurchase the notes prior to their maturity.

Holders of each series of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default.

Payment of principal and interest on each series of the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal on each series of the notes when due and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). If the Company fails to comply with the other covenants under the notes, there are no related events of default and no right to accelerate the notes. The only remedies available to the holders of the notes are as described under “Description of the Junior Subordinated Notes—Events of Default.” As a result, if we violate any of the covenants, the notes will remain outstanding and their obligations thereunder will remain unchanged.

While it is not possible for the interest rate on either series of the notes to decrease below the initial interest rate on such series, the interest rate on each series of notes may fluctuate over time.

The interest rate on the Series A Junior Subordinated Notes and the Series B Junior Subordinates Notes from the original issuance date to the First Series A Reset Date or the First Series B Reset Date, as applicable, will be 7.000% per year and 6.750% per year, respectively. Beginning on the First Series A Reset Date, the Series A Junior Subordinated Notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.886%; provided, that the interest rate on the Series A Junior Subordinated Notes during any Reset Period (as defined in “Description of the Junior Subordinated Notes”) will not reset below 7.000%. Beginning on the First Series B Reset Date (as defined in “Description of the Junior Subordinated Notes”), the interest rate on the Series B Junior Subordinated Notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date (as defined in “Description of the Junior Subordinated Notes”) plus a spread of 2.516%; provided, that the interest rate on the Series B Junior Subordinated Notes during any Reset Period will not reset below 6.750%. Accordingly, while it is not possible for the interest rate on either series of the notes to decrease below the initial interest rate on such series, the interest rate on either series for a given Reset Period subsequent to the initial Reset Period may decrease as compared to the interest rate on such series for one or more prior Reset Periods. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date (provided, that the interest rate during any Reset Period for a given series will not reset below the initial interest rate for such series). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

We may elect to defer interest payments on a given series of the notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on either or both series of the Junior Subordinated Notes for one or more periods of up to 10 consecutive years. See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

An election to defer interest payments on a given series of the notes will also impact our ability to make interest payments on the other series of the notes.

As disclosed in “Description of the Junior Subordinated Notes—Option to Defer Interest Payments”, if we elect to defer interest payments on a given series of the notes, we will not be permitted to make payments on our debt securities that rank equally with, or junior to, the applicable series of the notes in right of payment.

Accordingly, if we elect to defer interest payments on one series of the notes while the other series of the notes remains outstanding, we would be prohibited from making payments on, and would likely elect to also defer interest payments on, the other series of the notes.

We are not permitted to pay current interest on a given series of the notes until we have paid all outstanding deferred interest on such series, and this could have the effect of extending interest deferral periods.

During a Series A Optional Deferral Period or a Series B Optional Deferral Period (each as defined in “Description of the Junior Subordinated Notes”), we will be prohibited from paying current interest on the series of the notes subject to such deferral until we have paid all accrued and unpaid deferred interest on such series. As a result, we may not be able to pay current interest on a given series of the notes if we do not have available funds to pay all accrued and unpaid interest, including deferred interest, on such series.

The after-market price of the applicable series of the notes may be discounted significantly if we defer interest payments.

If we defer interest payments on a given series of the notes, you may be unable to sell the notes of such series at a price that reflects the value of deferred amounts. To the extent a trading market develops for either series of the notes, that market may not continue during a Series A Optional Deferral Period or a Series B Optional Deferral Period, as applicable, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell notes of either series at those times, either at a price that reflects the value of required payments under the applicable series of the notes or at all.

If we defer interest payments on either series of the notes, there will be United States federal income tax consequences to holders of the applicable series of the notes.

If we defer interest payments on either series of the notes, the applicable series of notes would be treated as having been reissued with original issue discount (“OID”) at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, if you are a “U.S. Holder” (as defined under “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement) of the applicable series of notes, you generally would be required to include such OID in income as it accrues, using a constant yield method, regardless of your method of accounting for United States federal income tax purposes, and in advance of the receipt of any cash to which such OID is attributable.

If you sell the notes of a given series before the record date for the payment of interest at the end of a Series A Optional Deferral Period or Series B Optional Deferral Period, as applicable, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the applicable Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the notes of a given series during the applicable Optional Deferral Period will be added to your adjusted tax basis in the applicable notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Retirement or Other Taxable Disposition of the Notes.”

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, certain of which are expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating securities with features similar to the notes in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem each series of notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at a Rating Agency Event.”

Credit ratings may not reflect all risks.

One or more credit rating agencies are expected to assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Any lowering of the credit ratings on the notes would likely reduce their value.

Our credit ratings could be lowered in the future. Any lowering of the credit rating on the notes would likely reduce the value of the notes.

Redemption may adversely affect your return on the notes and the Company only expects to redeem the notes if it is in the Company’s best interest as determined in its sole discretion.

The notes do not have a mandatory redemption date and are not redeemable at the option of holders of the notes. We have the right to redeem some or all of the notes (i) during the 90 days prior to, and including (in the case of the Series A Junior Subordinated Notes) the First Series A Reset Date or (in the case of the Series B Junior Subordinated Notes) the First Series B Reset Date, and (ii) in each case, on any subsequent interest payment date, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Optional Redemption of the Notes.” In addition, we may, at our option, redeem the notes of a series before the maturity date, in whole but not in part, by a date no later than 120 days following the occurrence of a Tax Event with respect to the applicable series of notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.” We may also, at our option, redeem the notes of a series before the maturity date, in whole but not in part, by a date no later than 120 days following a Rating Agency Event with respect to the applicable series of notes at a redemption price equal to 102% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”

If we exercise any of these redemption rights, we may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. Additionally, any decision we may make at any time to redeem the notes will be determined in our sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to list the notes on any national or international securities exchange or arrange for them to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active trading market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon our credit ratings with major credit rating agencies, prevailing interest rates, the market for similar notes, our performance, our election to defer interest payments on the notes (see “Description of the Junior Subordinated Notes—Option to Defer Interest Payments”), overall conditions of the economy and financial markets and other factors. If an active trading market does develop, changes in our credit ratings or in the debt markets could adversely affect the market price of the notes.

The market price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and future prospects; and

•	the overall condition of the economy and the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market price of the notes.

Credit rating agencies also continually review their ratings for debt securities of companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market price of the notes. The effect of any credit rating downgrade would be to increase our costs of borrowing in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $2,963,075,700, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related premiums, fees and expenses. We intend to use the net proceeds not used for the foregoing for general corporate purposes, which may include working capital, satisfying statutory capital requirements for regulated entities, capital expenditures and repayment of indebtedness. This offering is not conditioned upon consummation of the Tender Offers. See “Summary—Tender Offers.”

CAPITALIZATION

The table below sets forth CVS Health’s total cash and short-term investments and total capitalization at September 30, 2024 on an actual basis and as adjusted to give effect to this offering (but not the application of the proceeds therefrom), after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read the table below together with CVS Health’s consolidated financial statements and the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS Health’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	September 30, 2024
	Actual	As Adjusted(1)
($ in millions)	(Unaudited)
Cash and cash equivalents	$6,875	$9,838
Investments	2,805	2,805

Total cash and short-term investments	9,680	12,643

Short-term debt:
3.500% Notes due 2024	750	750
5.000% Notes due 2024	299	299
4.100% Notes due 2025	950	950
3.875% Notes due 2025	2,828	2,828
Commercial paper	800	800
Finance lease liabilities	76	76
Other	7	7

Total short-term debt	5,710	5,710

Long-term debt:
5.000% Notes due 2026	1,500	1,500
2.875% Notes due 2026	1,750	1,750
3.000% Notes due 2026	750	750
3.625% Notes due 2027	750	750
6.250% Notes due 2027	372	372
1.300% Notes due 2027	2,250	2,250
4.300% Notes due 2028	5,000	5,000
5.000% Notes due 2029	1,000	1,000
5.400% Notes due 2029	1,000	1,000
3.250% Notes due 2029	1,750	1,750
5.125% Notes due 2030	1,500	1,500
3.750% Notes due 2030	1,500	1,500
1.750% Notes due 2030	1,250	1,250
5.250% Notes due 2031	750	750
1.875% Notes due 2031	1,250	1,250
5.550% Notes due 2031	1,000	1,000
2.125% Notes due 2031	1,000	1,000
5.250% Notes due 2033	1,750	1,750
5.300% Notes due 2033	1,250	1,250
5.700% Notes due 2034	1,250	1,250
4.875% Notes due 2035	652	652
6.625% Notes due 2036	771	771
6.750% Notes due 2037	533	533

	September 30, 2024
	Actual	As Adjusted(1)
($ in millions)	(Unaudited)
4.780% Notes due 2038	5,000	5,000
6.125% Notes due 2039	447	447
4.125% Notes due 2040	1,000	1,000
2.700% Notes due 2040	1,250	1,250
5.750% Notes due 2041	133	133
4.500% Notes due 2042	500	500
4.125% Notes due 2042	500	500
5.300% Notes due 2043	750	750
4.750% Notes due 2044	375	375
6.000% Notes due 2044	750	750
5.125% Notes due 2045	3,500	3,500
3.875% Notes due 2047	1,000	1,000
5.050% Notes due 2048	8,000	8,000
4.250% Notes due 2050	750	750
5.625% Notes due 2053	1,250	1,250
5.875% Notes due 2053	1,250	1,250
6.050% Notes due 2054	1,000	1,000
6.750% Fixed-to-Fixed Rate Series B Junior Subordinated Notes due 2054 offered hereby	—	750
7.000% Fixed-to-Fixed Rate Series A Junior Subordinated Notes due 2055 offered hereby	—	2,250
6.000% Notes due 2063	750	750
Finance lease liabilities	1,297	1,297
Other	297	297
Debt premiums	174	174
Debt discounts and deferred financing costs	(727)	(764)

Total long-term debt	59,824	62,787

Total debt	65,534	68,497

Shareholders’ equity
CVS Health shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,510	49,510
Treasury stock and shares held in trust	(36,813)	(36,813)
Retained earnings	62,038	62,038
Accumulated other comprehensive income	209	209

Total CVS Health shareholders’ equity	74,944	74,944

Noncontrolling interests	162	162

Total shareholders’ equity	75,106	75,106

Total capitalization	$140,640	$143,603

(1)

We intend to use a portion of the net proceeds from this offering, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related premiums, fees and expenses. We intend to use the net proceeds not used for the foregoing for general corporate purposes, which may include working capital, satisfying statutory capital requirements for regulated entities, capital expenditures and repayment of indebtedness. The As Adjusted column does not give effect to the consummation of the Tender Offers or the payment of premiums or fees and expenses that we expect to incur in connection with consummation of the Tender Offers and this offering. This offering is not conditioned upon consummation of the Tender Offers.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

General

We are offering $2,250,000,000 aggregate principal amount of 7.000% Series A Junior Subordinated Notes due 2055 (the “Series A Junior Subordinated Notes”) and $750,000,000 aggregate principal amount of 6.750% Series B Junior Subordinated Notes due 2054 (the “Series B Junior Subordinated Notes”), each of which constitutes a series of subordinated debt securities described in the accompanying prospectus. We refer to the Series A Junior Subordinated Notes and the Series B Junior Subordinated Notes collectively as the “Junior Subordinated Notes.” The Series A Junior Subordinated Notes will mature on March 10, 2055, and the Series B Junior Subordinated Notes will mature on December 10, 2054. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of Junior Subordinated Notes will be issued under the Subordinated Indenture dated May 25, 2007 (the “base indenture”), between CVS Health Corporation (formerly known as “CVS Caremark Corporation”), as issuer, and The Bank of New York Mellon Trust Company, N.A. (formerly known as “The Bank of New York Trust Company, N.A.”), as trustee (as supplemented and amended from time to time by one or more supplemental indentures relating to the Junior Subordinated Notes, the “indenture”). The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. In this “Description of the Junior Subordinated Notes,” all references to “CVS Health,” “we,” “our” and “us” mean CVS Health Corporation only and not any of its subsidiaries.

The Junior Subordinated Notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of Junior Subordinated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We are entitled, without the consent of the holders of the Junior Subordinated Notes, to issue additional debt securities under the indenture on the same terms and conditions as the Junior Subordinated Notes of a series being offered hereby in unlimited aggregate principal amount (which we refer to as the “additional Junior Subordinated Notes”). Any additional Junior Subordinated Notes that we issue in the future will be identical in all respects to the Junior Subordinated Notes of the applicable series that we are issuing now, except for the issue price, the issue date and, if applicable, the first interest payment date; provided that, if such additional Junior Subordinated Notes are not fungible for U.S. federal income tax purposes with the previously issued and outstanding Junior Subordinated Notes of the applicable series, such additional Junior Subordinated Notes will have a different CUSIP, ISIN and/or any other identifying number. The Junior Subordinated Notes of a series initially offered and the additional Junior Subordinated Notes with respect to such series, if any, will be treated as a single series for all purposes of the indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Junior Subordinated Notes,” references to the Junior Subordinated Notes include any additional Junior Subordinated Notes actually issued.

We do not intend to list the Junior Subordinated Notes on any national securities exchange or for quotation on any automated dealer quotation system.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the Junior Subordinated Notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of any of the Junior Subordinated Notes upon a change in control or other events involving us which may adversely affect the value of the Junior Subordinated Notes. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

If any interest payment date, redemption date or the maturity date of the Junior Subordinated Notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as defined below) of CVS Health.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the Junior Subordinated Notes are entitled to receive a payment on account of the principal or interest on the Junior Subordinated Notes in the following circumstances:

•

upon any distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of CVS Health; or

•

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the period of grace, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“senior indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)	all of our obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

(ii)	all of our Capital Lease Obligations, Synthetic Lease Obligations (each as defined below) and finance lease obligations;

(iii)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)

all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)

all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of our other outstanding variable or floating rate indebtedness;

(vi)

all obligations of the types referred to in clauses (i) through (v) above of another person which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all compensation and reimbursement obligations of the Company to the trustee pursuant to certain terms of the indenture; and

(viii)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by us of any such senior indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);

provided, however, that the following shall not constitute senior indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Junior Subordinated Notes.

As of September 30, 2024, on an unconsolidated basis, we had approximately $59.1 billion aggregate senior indebtedness (as defined under the indenture) outstanding. In addition, as of September 30, 2024, our direct and indirect subsidiaries and other consolidated entities had approximately $6.4 billion aggregate indebtedness outstanding, including finance lease obligations, that would be structurally senior to the Junior Subordinated Notes.

There are no terms in the indenture or the Junior Subordinated Notes that limit our ability to incur additional indebtedness or our subsidiaries’ ability to incur additional indebtedness or issue preferred securities. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

“Capital Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP (as defined in the indenture); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity (as defined in the indenture) thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

Interest

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, we will pay interest semi-annually in arrears on March 10 and September 10 of each year, beginning on March 10, 2025, in the case of the Series A Junior Subordinated Notes, and on June 10 and December 10 of each year, beginning on June 10, 2025, in the case of the Series B Junior Subordinated Notes.

Interest on the Junior Subordinated Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date. If the Junior Subordinated Notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

The Series A Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, the First Series A Reset Date at a rate of 7.000% per year (the “Series A Initial Interest Rate”) and (ii) from, and including, the First Series A Reset Date, during each Reset Period (as defined below), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined below) as of the Reset Interest Determination Date (as defined below) for such Reset Period plus a spread of 2.886%, to be reset on each Series A Reset Date; provided that the interest rate during any Reset Period will not reset below the Series A Initial Interest Rate.

The Series B Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, the First Series B Reset Date at a rate of 6.750% per year (the “Series B Initial Interest Rate”)

and (ii) from, and including, the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 2.516%, to be reset on each Series B Reset Date; provided that the interest rate during any Reset Period will not reset below the Series B Initial Interest Rate.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“First Series A Reset Date” means March 10, 2030.

“First Series B Reset Date” means December 10, 2034.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding (i) the First Series A Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Series A Reset Date will be deemed to be the Series A Initial Interest Rate, and (ii) the First Series B Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Series B Reset Date will be deemed to be the Series B Initial Interest Rate.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Series A Reset Date or Series B Reset Date.

“Reset Date” means, as applicable, any Series A Reset Date or Series B Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Series A Reset Date or Series B Reset Date, as applicable, to, but excluding, the next following Series A Reset Date or Series B Reset Date, as applicable, and thereafter each period from, and including, a Series A Reset Date or Series B Reset Date, as applicable, to, but excluding, the next following Series A Reset Date or Series B Reset Date, respectively.

“Series A Reset Date” means the First Series A Reset Date and March 10 of every fifth year after 2030.

“Series B Reset Date” means the First Series B Reset Date and December 10 of every fifth year after 2034.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the applicable series of Junior Subordinated Notes at such time. Unless we have validly called all of the outstanding Junior Subordinated Notes of the applicable series for redemption on a redemption date occurring on or prior to the First Series A Reset Date or First Series B Reset Date, we will appoint a calculation agent for the applicable series of Junior Subordinated Notes prior to the Reset Interest Determination Date immediately preceding the First Series A Reset Date or Series B Reset Date, as applicable; provided that, if we have called all of the outstanding Junior Subordinated Notes of a particular series for redemption on a redemption date occurring on or prior to the First Series A Reset Date or First Series B Reset Date, as applicable, but we do not redeem all of the outstanding Junior Subordinated Notes of such series on such redemption date, we will appoint a calculation agent for the Junior Subordinated Notes of such series as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of each series of Junior Subordinated Notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Series A Reset Date or First Series B Reset Date, as applicable, will be on file at our principal offices, will be made available to any holder or beneficial owner of Junior Subordinated Notes upon request and will be final and binding in the absence of manifest error.

Option to Defer Interest Payments

So long as no event of default with respect to the Series A Junior Subordinated Notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series A Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Series A Junior Subordinated Notes, a “Series A Optional Deferral Period”).

So long as no event of default with respect to the Series B Junior Subordinated Notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series B Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Series B Junior Subordinated Notes, a “Series B Optional Deferral Period,” and each of Series A Optional Deferral Period and a Series B Optional Deferral Period, an “Optional Deferral Period”).

In other words, we may declare at our discretion up to a 10-year interest payment moratorium on either or both series of the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the applicable series of Junior Subordinated Notes, and we may not begin a new Optional Deferral Period with respect to a series of notes, and may not pay current interest on the series of Junior Subordinated Notes to which such Optional Deferral Period relates, until we have paid all accrued interest on such series of Junior Subordinated Notes from the previous Optional Deferral Period with respect to such series of Junior Subordinated Notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period.

Any deferred interest on a given series of the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such series of Junior Subordinated Notes to the extent permitted by applicable law. Once we pay all deferred interest payments on a given series of the Junior Subordinated

Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on that series of the Junior Subordinated Notes as described above, but not beyond the maturity date of the applicable series of Junior Subordinated Notes.

We will give the trustee written notice of our election to begin an Optional Deferral Period at least five business days before the first interest payment date of such Optional Deferral Period which shall contain an instruction for the trustee to forward such notice to the holders of the applicable series of Junior Subordinated Notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the applicable series of Junior Subordinated Notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

Certain Limitations During an Optional Deferral Period

The terms of the Series A Junior Subordinated Notes will require that during a Series A Optional Deferral Period, we will not, and the terms of the Series B Junior Subordinated Notes will require that during a Series B Optional Deferral Period, we will not, in each case, do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

(ii)

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the Junior Subordinated Notes in right of payment (including debt securities of other series, such as the other series of the Junior Subordinated Notes issued under the indenture); or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the Junior Subordinated Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict us from making:

(a)	purchases, redemptions or other acquisitions of our capital stock in connection with:

(1)

any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(2)

the satisfaction of our obligations pursuant to any contract or security entered into prior to the beginning of such deferral period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the optional deferral period; or

(3)	a dividend reinvestment or shareholder purchase plan;

(b)

any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c)

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d)

any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)

any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f)

any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g)

payments on the Junior Subordinated Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Junior Subordinated Notes, made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h)	any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or

(i)	make any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Series A Optional Deferral Period or Series B Optional Deferral Period commences.

Successors

The indenture shall provide that the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any person (other than a consolidation with or merger with or into any of its direct or indirect Subsidiaries or a sale, conveyance, transfer, lease or other disposition to any of its direct or indirect Subsidiaries) or permit any person to merge with or into the Company unless:

(i)

either (a) the Company shall be the continuing person (the “Successor Company”) or (b) the Successor Company (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company under each series of Junior Subordinated Notes and the indenture, and the Company shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and

(ii)

the Company shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (i) above.

Events of Default

“Events of Default” with respect to a series of Junior Subordinated Notes will occur if:

•

we default in the payment of all or any part of the principal of such series of Junior Subordinated Notes when the same becomes due and payable at maturity, upon acceleration, redemption, or otherwise;

•

we default in the payment of any interest on such series of Junior Subordinated Notes when the same becomes due and payable after taking into account any Optional Deferral Period, and such default continues for a period of 30 days (subject to our right to optionally defer interest payments as described above under “—Option to Defer Interest Payments”); or

•	we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

Except as otherwise set forth above, an event of default does not include a failure to comply with covenants under the indenture.

The trustee must give holders notice of all defaults or events of default within 90 days after a responsible officer of the trustee has received written notice of such default. However, except in the cases of a default or an event of default in payment on the Junior Subordinated Notes, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the indenture occurs and continues with respect to a series of Junior Subordinated Notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Notes of such series may declare by written notice to us the entire principal amount of and all accrued but unpaid interest on all Junior Subordinated Notes of such series to be due and payable immediately; provided, that if an event of default arising from our filing for bankruptcy or certain other similar events in bankruptcy insolvency, receivership or reorganization occurs under the indenture, the entire principal amount of, and all accrued and unpaid interest on, all Junior Subordinated Notes of such series will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

If such declaration occurs, the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Notes of such series may waive any past default on behalf of all holders except:

•	a default in payment of principal or interest of such series; or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holder of each of the outstanding Junior Subordinated Notes of such series.

In addition, the holders of a majority in aggregate principal amount of the Junior Subordinated Notes of such series by written notice to the trustee may on behalf of all of the holders of the Junior Subordinated Notes of such series rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in principal amount of the Junior Subordinated Notes of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series of Junior Subordinated Notes, subject to the provisions of the indenture.

We are required to file an officers’ certificate with the trustee for each series of Junior Subordinated Notes each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

No holder of Junior Subordinated Notes of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the Junior Subordinated Notes of such series, or for the appointment of a receiver or trustee unless (i) the holder has previously given to the trustee written notice of an Event of Default and of the continuance thereof with respect to such series of Junior Subordinated Notes specifying an Event of Default, as required under the indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding Junior

Subordinated Notes of such series under the indenture shall have made written request to the trustee to institute such action, (iii) such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the trustee shall not have instituted such action within 60 days of such request and (v) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of such series of Junior Subordinated Notes.

A holder of Junior Subordinated Notes of any series may not use this Indenture to prejudice the rights of another holder of such series or to obtain a preference or priority over such other holder.

Agreement to Certain Tax Treatment

Each holder and beneficial owner of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

No Sinking Fund

The Junior Subordinated Notes will not be entitled to the benefit of any sinking fund.

No Listing

No application is being, or is intended to be, made for the listing or trading of either series of Junior Subordinated Notes on any securities exchange or trading facility or to include either series in any automated quotation system.

Redemption

The Junior Subordinated Notes may be redeemed before maturity as described below.

Optional Redemption

We may redeem the Series A Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and (ii) after the First Series A Reset Date, on any interest payment date for the Series A Junior Subordinated Notes.

We may redeem the Series B Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and (ii) after the First Series B Reset Date, on any interest payment date for the Series B Junior Subordinated Notes.

Right to Redeem at Tax Event

Each series of Junior Subordinated Notes is redeemable, in whole, but not in part, at 100% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event with respect to such series.

“Tax Event” means, with respect to a series of Junior Subordinated Notes, we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of

(a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to such series of Junior Subordinated Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the applicable series of Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States Federal income tax purposes.

Right to Redeem at Rating Agency Event

Each series of Junior Subordinated Notes is redeemable in whole, but not in part, at 102% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event with respect to such series.

“Rating Agency Event” means, with respect to a series of Junior Subordinated Notes, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as such series of Junior Subordinated Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for CVS Health (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for CVS Health as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for CVS Health, in the case of any rating agency that first publishes a rating for CVS Health after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to such series of Junior Subordinated Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to such series of Junior Subordinated Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to such series of Junior Subordinated Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption Procedures; Cancellation of Redemption” or elsewhere in this prospectus supplement to the contrary, installments of interest on the Junior Subordinated Notes of a given series that are due and payable on any interest payment date falling on or prior to a redemption date for such series of Junior Subordinated Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Junior Subordinated Notes and the indenture, except that, if the redemption date for any Junior Subordinated Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Junior Subordinated Notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of such

Junior Subordinated Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption will be mailed or otherwise delivered at least 10 days but not more than 60 days before the redemption date to each registered holder of the Junior Subordinated Notes of a given series to be redeemed, at the address of such holder appearing in the register of the Junior Subordinated Notes maintained by the registrar (or otherwise in accordance with the depository’s procedures). Once notice of redemption is delivered, the Junior Subordinated Notes of a given series called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only a portion of the Junior Subordinated Notes of a given series is redeemed, the trustee will issue in the name of the registered holder of the Junior Subordinated Notes of the applicable series and deliver to such holder a new Junior Subordinated Note in a principal amount equal to the unredeemed portion of the principal of the Junior Subordinated Note surrendered for redemption. If we elect to redeem all or a portion of the Junior Subordinated Notes of a given series, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, we have not effected satisfaction and discharge or defeasance of the Junior Subordinated Notes of the applicable series as described in the accompanying base prospectus and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Junior Subordinated Notes of the applicable series, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Junior Subordinated Notes of the applicable series called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled, and we shall not be required to redeem the Junior Subordinated Notes of the applicable series called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the Junior Subordinated Notes of the applicable series called for redemption (which notice will also indicate that any Junior Subordinated Notes of the applicable series or portions thereof surrendered for redemption will be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any Junior Subordinated Notes of the applicable series or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the Junior Subordinated Notes, or portions thereof, called for redemption.

In the case of a partial redemption, selection of the applicable Junior Subordinated Notes for redemption will be made in accordance with the procedures of DTC. No Junior Subordinated Notes of a principal amount of $2,000 or less will be redeemed in part. If any Junior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to the Junior Subordinated Note will state the portion of the principal amount of the Junior Subordinated Note to be redeemed. A new Junior Subordinated Note in a principal amount equal to the unredeemed portion of the Junior Subordinated Note will be issued in the name of the holder of the Junior Subordinated Note upon surrender for cancellation of the original Junior Subordinated Note. For so long as the Junior Subordinated Notes are held by DTC (or another depositary), the redemption of the Junior Subordinated

Notes shall be done in accordance with the policies and procedures of the depositary. The Trustee shall not be responsible for the calculation of any redemption price.

Governing Law

The indenture and the Junior Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

Upon sale, each series of notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking S.A. clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture.

The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•

there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes of the series represented by such global securities shall have become due and payable pursuant to the indenture and the trustee, as directed by the holders, has requested that certificated notes be issued; or

•

we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes of the applicable series as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

•

Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

UNDERWRITING

We have entered into an underwriting agreement with Barclays Capital Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC as representatives of the underwriters, pursuant to which, and subject to its terms and conditions, we have agreed to sell to the underwriters and each of the underwriters has severally, and not jointly, agreed to purchase from us the respective principal amount of notes shown opposite its name in the following table.

Underwriters	Principal Amount of Series A Junior Subordinated Notes	Principal Amount of Series B Junior Subordinated Notes
Barclays Capital Inc.	$292,500,000	$97,500,000
Citigroup Global Markets Inc.	292,500,000	97,500,000
Goldman Sachs & Co. LLC	292,500,000	97,500,000
BofA Securities, Inc.	225,000,000	75,000,000
J.P. Morgan Securities LLC	225,000,000	75,000,000
Wells Fargo Securities, LLC	225,000,000	75,000,000
Mizuho Securities USA LLC	67,500,000	22,500,000
RBC Capital Markets, LLC	67,500,000	22,500,000
Truist Securities, Inc.	67,500,000	22,500,000
UBS Securities LLC	67,500,000	22,500,000
U.S. Bancorp Investments, Inc.	67,500,000	22,500,000
BNY Mellon Capital Markets, LLC	45,000,000	15,000,000
Fifth Third Securities, Inc.	45,000,000	15,000,000
Morgan Stanley & Co. LLC	45,000,000	15,000,000
PNC Capital Markets LLC	45,000,000	15,000,000
SMBC Nikko Securities America, Inc.	45,000,000	15,000,000
ICBC Standard Bank Plc	22,500,000	7,500,000
KeyBanc Capital Markets Inc.	22,500,000	7,500,000
Loop Capital Markets LLC	22,500,000	7,500,000
Piper Sandler & Co.	22,500,000	7,500,000
R. Seelaus & Co., LLC	22,500,000	7,500,000
TD Securities (USA) LLC	22,500,000	7,500,000

Total	$2,250,000,000	$750,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We expect to deliver the Notes against payment for the notes on or about December 10, 2024, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The representatives of the underwriters have advised us that the underwriters intend to offer the notes initially at the relevant public offering price shown on the cover page of this prospectus supplement and may offer the notes to certain dealers at such public offering price less a selling concession not to exceed the percentages as set forth in the table below. The underwriters may allow, and dealers may re-allow, a concession on sales to other dealers not to exceed the percentages as set forth in the table below. After the initial offering of the notes, the representatives may change the relevant public offering price and the concession to selected dealers.

	Concession Per $1,000 Principal Amount of Notes	Reallowance Per $1,000 Principal Amount of Notes
Series A Junior Subordinated Notes	0.600%	0.400%
Series B Junior Subordinated Notes	0.600%	0.400%

Discount and Expenses

The following table shows the underwriting discounts we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes:

	Per $1,000 Principal Amount of Notes	Total
Series A Junior Subordinated Notes	$10.00	$22,500,000
Series B Junior Subordinated Notes	$10.00	$7,500,000

We estimate that the expenses of this offering that are payable by us, including registration fees, filing fees, printing fees, rating agency fees and legal and accounting expenses, but excluding the underwriting discounts, will be approximately $6,924,300.

New Series of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization, Short Positions and Penalty Bids

The representatives of the underwriters may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

•

A syndicate short position is created by sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase in the offering. Since the underwriters in this offering do not have an over-allotment option to purchase additional notes, their short position, if any, will be a naked short position. A naked short position can be closed out only by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities relating to the offering described in this prospectus supplement, including certain liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. Affiliates of certain of the underwriters are lenders under the Term Loan, which we intend to terminate following the consummation of this offering.

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce their exposure, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge or otherwise reduce such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Each underwriter represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this section:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (a) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (b) not a “retail investor” (as defined above).

Notice to Prospective Investors in the United Kingdom

Each underwriter represents and agrees that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000, or, as amended, the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom (“UK”).

Each underwriter represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”);

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and
(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (a) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (b) not a “retail investor” (as defined above).

Notice to Prospective Investors in Hong Kong

None of the underwriters or any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in this document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in their possession for the purposes of issue, or will issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes offered hereby. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion applies only to purchasers of the notes who acquire the notes in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as, for example, banks or other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, pass-through entities or investors in such pass-through entities or persons liable for any alternative minimum tax. Further, this discussion does not address the U.S. federal estate and gift tax, the Medicare tax on net investment income, any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or state, local and foreign tax consequences of holding and disposing of the notes. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This discussion is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of the notes. Prospective investors should consult their tax advisors regarding the U.S. federal income tax and other federal tax consequences to them of owning and disposing of the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. Based upon an analysis of the relevant facts and circumstances, under applicable law as of the issue date of the notes, while not free from doubt, the notes will be treated as indebtedness for U.S. federal income tax purposes. There can be no assurance, however, that the IRS or a court will agree with such treatment. If the notes were not properly treated as indebtedness for U.S. federal income tax purposes, interest payments on the notes would generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the case of Non-U.S. Holders, payments treated as dividends would generally be subject to withholding of U.S. federal income tax at a rate of 30%, except to the extent otherwise provided by an applicable income tax treaty. We agree, and by acquiring an interest in the notes each beneficial owner of the notes agrees, to treat the notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

Effect of Certain Contingent Payments

In certain circumstances, we may be required to pay amounts in excess of the stated interest or principal, or prior to their scheduled payment dates, including as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.” These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, you might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income (rather than capital gain) any income realized on a taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

Stated Interest

Subject to the discussion below under “—Original Issue Discount,” stated interest paid on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

Subject to the discussion below, it is expected and assumed for purposes of this discussion that the notes will not be issued with OID for U.S. federal income tax purposes. Accordingly, interest paid on the notes would be taxable to you as described above under “—Stated Interest.”

U.S. Treasury regulations provide that the possibility that interest on the notes might be deferred would generally result in the notes being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the U.S. Treasury regulations and therefore that the possibility of such deferral will not result in the notes being treated as issued with OID. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable U.S. Treasury regulations and, accordingly, there can be no assurance that the IRS or a court will agree with our position. If, with respect to the notes of a series, the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, such notes would be treated as issued with OID at the time of issuance, or reissued with OID at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID.

In addition to the foregoing, the notes are expected to be treated for U.S. federal income tax purposes as “variable rate debt instruments.” Based on the application of U.S. Treasury regulations applicable to variable rate debt instruments and the expected pricing terms of the notes, we also do not expect the notes to be treated as being issued with OID. However, if the initial interest rate on the notes or the interest rate on each interest reset date were determined to be set in a manner inconsistent with such expectation, the notes could be treated as issued with OID.

If the notes were treated as issued or reissued with OID, you generally would be required to include in taxable income (as ordinary income) for each taxable year, using a constant yield method, the daily portions of OID, if any, that accrue on the notes, for each day in such taxable year on which you own the notes, regardless of your regular method of accounting for U.S. federal income tax purposes. Thus, you would be required to include OID in income in advance of the receipt of the cash to which such OID is attributable, and actual payments of stated interest would not be reported separately as taxable income.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the note. However, assuming the notes are not treated as issued or reissued with OID (as described above), the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as ordinary interest income, as described above in “—Stated Interest,” to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, provided, that if the note is treated as having been issued with OID at the time of issuance or as having been reissued with OID after the exercise of our interest deferral option, such adjusted tax basis would be increased by the amount of any OID previously included in the U.S. Holder’s gross income with respect to the note and decreased by any payments received on the note since and including the date that the note was deemed to be issued or reissued with OID. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments on the notes, accruals of OID (if any) and the proceeds from a sale or other disposition of the notes (including a redemption). A U.S. Holder generally will be subject to backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on any such payments or proceeds if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest (which for purposes of this discussion of Non-U.S. Holders, includes OID) on the notes by the Company or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; (b) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (c) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company within the meaning of Section 864(d)(4) of the Code; (d) the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and (e) the Non-U.S. Holder either (x) certifies on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

Subject to the discussion below under “—Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an in individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

(ii)	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below in “—Effectively Connected Income.” If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on any gain derived from the sale, exchange, retirement or other taxable disposition of a note, which may be offset by certain U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized on a note by a Non-U.S. Holder is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Payments of Interest” if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.

Information Reporting and Backup Withholding

Information reporting generally will apply in connection with payments of interest (including OID) to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. Copies of information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person or otherwise establishes an exemption, the Non-U.S. Holder may be subject to additional information reporting and U.S. backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on payments on the notes or on the proceeds from a sale or other disposition of the notes (including a redemption). Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will generally satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any) and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Certain legal matters relating to the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of CVS Health Corporation appearing in CVS Health Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of CVS Health Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and CVS Health Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of CVS Health Corporation for the three-month periods ended March 31, 2024 and 2023, June 30, 2024 and 2023 and September 30, 2024 and 2023, the six-month periods ended June 30, 2024 and 2023 and the nine-month periods ended September 30, 2024 and 2023, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 1, 2024, August 7, 2024 and November 6, 2024, included in CVS Health Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, and incorporated by reference herein, state that they did not audit, and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

CVS HEALTH CORPORATION

DEBT SECURITIES

We may offer debt securities from time to time. Specific terms and prices of these securities will be provided in supplements to this prospectus. The prospectus supplements may also add to, update or change information contained in this prospectus. This prospectus may not be used to offer or sell any debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the debt securities.

CVS Health Corporation’s common stock is listed on the New York Stock Exchange under the symbol “CVS”.

Investing in these securities involves certain risks. See the information included and incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission (“SEC”), any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2023.

The information contained in this prospectus is not complete and may be changed. We are not making an offer of the debt securities in any state where the offer is not permitted. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale or issuance of a security.

The terms “CVS Health,” the “Company,” “we,” “us,” and “our” refer to CVS Health Corporation together with its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell or issue, in one or more offerings, any combination of the debt securities described in this prospectus in one or more series.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement or other offering material is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or other offering material. The prospectus supplement or other offering material may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

This prospectus contains summaries of certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us. See “Where You Can Find More Information.”

The registration statement that contains this prospectus (the “Registration Statement”), including the exhibits thereto, contains additional information about us and the securities offered under this prospectus. The Registration Statement is available on the SEC website (https://www.sec.gov).

RISK FACTORS

You should carefully consider all the information set forth in this prospectus, any accompanying prospectus supplement and the other documents incorporated by reference herein and therein before deciding to invest in the debt securities. In particular, we urge you to consider carefully the factors set forth under “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and the risk factors set forth below together with those set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, each incorporated by reference herein and any updates thereto in our subsequent SEC filings.

THE COMPANY

Introduction

CVS Health is a leading diversified health solutions company reshaping health care to help make healthier happen for more Americans. In an increasingly connected and digital world, CVS Health is meeting people wherever they are and changing health care to meet their needs. The Company has more than 9,000 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with over 110 million plan members with expanding specialty pharmacy solutions and a dedicated senior pharmacy care business serving more than one million patients per year. The Company also serves an estimated 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan (“PDP”). The Company is a leader in key segments of health care through its foundational businesses and is creating new sources of value by expanding into next generation care delivery and health services, with a goal of improving satisfaction levels for both providers and consumers. The Company believes its integrated health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs.

The Company has four reportable segments: Health Care Benefits, Health Services, Pharmacy & Consumer Wellness and Corporate/Other, which are described below.

Health Care Benefits Segment

The Health Care Benefits segment operates as one of the nation’s leading diversified health care benefits providers. The Health Care Benefits segment has the information and resources to help members, in consultation with their health care professionals, make more informed decisions about their health care. The Health Care Benefits segment offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental and behavioral health plans, medical management capabilities, Medicare Advantage and Medicare Supplement plans, PDPs and Medicaid health care management services. The Health Care Benefits segment’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. The Company refers to insurance products (where it assumes all or a majority of the risk for medical and dental care costs) as “Insured” and administrative services contract products (where the plan sponsor assumes all or a majority of the risk for medical and dental care costs) as “ASC.” In addition, effective January 2022, the Company entered the individual public health insurance exchanges (“Public Exchanges”) in eight states through which it sells Insured plans directly to individual consumers. The Company entered Public Exchanges in four additional states effective January 2023.

Health Services Segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. PBM solutions include plan design offerings and administration, formulary management, retail pharmacy network management services, and specialty and mail order pharmacy services. In addition, the Company provides clinical services, disease management services, medical spend management and pharmacy and/or other administrative services for providers and federal 340B drug pricing program covered entities (“Covered Entities”). The Company operates a group purchasing organization that negotiates pricing for the purchase of pharmaceuticals and rebates with pharmaceutical manufacturers on behalf of its participants and provides various administrative, management and reporting services to pharmaceutical manufacturers. The Health Services segment’s clients are primarily employers, insurance companies, unions, government employee groups, health plans, PDPs, Medicaid managed care plans, plans offered on Public Exchanges and private health insurance exchanges, other sponsors of health benefit plans throughout the United States and Covered Entities.

Pharmacy & Consumer Wellness Segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also conducts long-term care pharmacy (“LTC”) operations, which distribute prescription drugs and provide related pharmacy consulting and ancillary services to long-term care facilities and other care settings, and provides pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. As of March 31, 2023, the Pharmacy & Consumer Wellness segment operated more than 9,000 retail locations, as well as online retail pharmacy websites, LTC pharmacies and on-site pharmacies, retail specialty pharmacy stores, compounding pharmacies and branches for infusion and enteral nutrition services.

Corporate/Other Segment

The Company presents the remainder of its financial results in the Corporate/Other segment, which primarily consists of:

•

Management and administrative expenses to support the Company’s overall operations, which include certain aspects of executive management and the corporate relations, legal, compliance, human resources, information technology and finance departments, expenses associated with the Company’s investments in its transformation and enterprise modernization programs and acquisition-related transaction and integration costs; and

•	Products for which the Company no longer solicits or accepts new customers such as its large case pensions and long-term care insurance products.

CVS Health Corporation is a Delaware corporation. Our corporate office is located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500. Our common stock is listed on the New York Stock Exchange under the trading symbol “CVS”. General information about CVS Health is available through our website at https://www.cvshealth.com. Our financial press releases and filings with the SEC are available free of charge within the Investors section of our website at https://investors.cvshealth.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC from the SEC website at https://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Interested persons can electronically access our SEC filings, including the Registration Statement and the exhibits and schedules to the Registration Statement, at the SEC website. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (including all documents we so file after the date of this Registration Statement and prior to the effectiveness of this Registration Statement) and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we complete our offerings of the securities registered under this Registration Statement:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February  8, 2023, except to the extent superseded by our Current Report on Form 8-K filed on May 25, 2023, relating to the realigned composition of our segments;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 3, 2023;

•

Current Reports on Form 8-K filed with the SEC on January 23, 2023 (Item 5.02 only), February 8, 2023 (Item 1.01 related to the acquisition of Oak Street Health, Inc. (“Oak Street Health”) only; SEC Accession No.  0000947871-23-000139), February  15, 2023, February  21, 2023, May  2, 2023, May  24, 2023 and May 25, 2023; and

•

Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  7, 2023 (as to the information under the headings “Committees of the Board,” “Code of Conduct,” “Audit Committee Report,” “Biographies of our Incumbent Board Nominees,” “Share Ownership of Directors and Certain Executive Officers,” “Share Ownership of Principal Stockholders,” “Item 1: Election of Directors,” “Item 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2023,” “Independence Determinations for Directors,” “Related Person Transaction Policy,” “Non-Employee Director Compensation” and “Executive Compensation and Related Matters” (including “Letter from the Management Planning and Development Committee,” “Compensation Committee Report,” “Compensation Discussion and Analysis,” “Compensation of Named Executive Officers,” “CEO Pay Ratio” and “Pay Versus Performance”)).

You may request a copy of any or all of the documents incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Larry McGrath

Senior Vice President, Business Development and Investor Relations

CVS Health Corporation

One CVS Drive—MC 1008

Woonsocket, Rhode Island 02895

(800) 201-0938

investorinfo@cvshealth.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a “safe harbor” for forward-looking statements, so long as (1) those statements are identified as forward-looking, and (2) the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in this prospectus, prospectus supplements to this prospectus, and the documents incorporated by reference or deemed to be incorporated by reference herein and therein is forward-looking within the meaning of the Reform Act or SEC rules. In addition, throughout this prospectus, prospectus supplements to this prospectus, and the documents incorporated by reference or deemed to be incorporated by reference herein and therein and our other reports and communications, we use the following words or variations or negatives of these words and similar expressions when we intend to identify forward-looking statements:

• Anticipates	• Believes	• Can	• Continue	• Could
• Estimates	• Evaluate	• Expects	• Explore	• Forecast
• Guidance	• Intends	• Likely	• May	• Might
• Outlook	• Plans	• Potential	• Predict	• Probable
• Projects	• Seeks	• Should	• View	• Will

All statements addressing the future operating performance of CVS Health or any segment or any subsidiary and/or future events or developments, including statements relating to the impact of COVID-19 and any new variants or viruses on the Company’s businesses, investment portfolio, operating results, cash flows and/or financial condition; statements relating to corporate strategy, statements relating to future revenue, operating income or adjusted operating income, earnings per share or adjusted earnings per share, Health Care Benefits segment business, sales results and/or trends, medical cost trends, medical membership, Medicare Part D membership, medical benefit ratios and/or operations, Health Services segment business, sales results and/or trends and/or operations, Pharmacy & Consumer Wellness segment business, sales results and/or trends and/or operations, incremental investment spending, interest expense, effective tax rate, weighted-average share count, cash flow from operations, net capital expenditures, cash available for debt repayment, statements related to possible, proposed, pending or completed acquisitions, joint ventures, investments or combinations that involve, among other things, the timing or likelihood of receipt of regulatory approvals, the timing of completion, integration synergies, net synergies and integration risks and other costs, including those related to CVS Health’s acquisitions of Signify Health, Inc. and Oak Street Health, enterprise modernization, transformation, leverage ratio, cash available for enhancing shareholder value, inventory reduction, turn rate and/or loss rate, debt ratings, the Company’s ability to attract or retain customers and clients, store development and/or relocations, new product development, and the impact of industry and regulatory developments as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements within the meaning of the Reform Act.

Forward-looking statements rely on a number of estimates, assumptions and projections concerning future events, and are subject to a number of significant risks and uncertainties and other factors that could cause actual results to differ materially from those statements. Many of these risks and uncertainties and other factors are outside our control. Certain of these risks and uncertainties and other factors are described under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and/or under “Risk Factors” included in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, each incorporated by reference herein and any updates thereto in our subsequent SEC filings; these are not the only risks and uncertainties we face. There can be no assurance that the Company has identified all the risks that may affect it. Additional risks and uncertainties not presently known to the Company or that the Company currently believes to be immaterial also may adversely affect the

Company’s businesses. If any of those risks or uncertainties develops into actual events, those events or circumstances could have a material adverse effect on the Company’s businesses, operating results, cash flows, financial condition and/or stock price, among other effects.

You should not put undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date of this prospectus, prospectus supplements to this prospectus, and the documents incorporated by reference or deemed to be incorporated by reference herein and therein, and we disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under the Senior Indenture, dated as of August 15, 2006 (the “senior indenture”), or the Subordinated Indenture, dated as of May 25, 2007 (the “subordinated indenture” and, together with the senior indenture, the “indentures”), each between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as trustee. Each of the senior indenture and the subordinated indenture is referred to as an indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete and the terms and provisions of the indentures summarized herein may be modified by adding or removing covenants, events of default or other provisions as reflected in the relevant prospectus supplement for each particular series of debt securities. The indentures have been incorporated by reference as exhibits to the Registration Statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indentures will not limit the amount of debt securities which we may issue. We may issue debt securities up to such an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer the payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of CVS Health.

Subordinated Debt

Subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all “senior indebtedness” (as defined in the subordinated indenture) of CVS Health. See the subordinated indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern CVS Health or a substantial part of its property; or

•

a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Certain Covenants

Restrictions on Secured Funded Debt. The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Debt that the debt securities (together with, if we shall so determine, any other of our Indebtedness or such Restricted Subsidiary’s Indebtedness then existing or thereafter created which is not subordinated to the debt securities) will be secured equally and ratably with (or prior to) such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all of our outstanding Secured Debt and the outstanding Secured Debt of our Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (8) under “Limitation on Sale/Leaseback Transactions” below), would not exceed 15% of Consolidated Net Tangible Assets.

This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “Limitation on Sale/Leaseback Transactions” below, Indebtedness, secured by:

(1) Liens on property, shares of capital stock or Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

(2) Liens on property, shares of capital stock or Indebtedness existing at the time of acquisition thereof or incurred within 360 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by us or any Restricted Subsidiary;

(3) Liens on property, shares of capital stock or Indebtedness thereafter acquired (or constructed) by us or any Restricted Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

(4) Liens in favor of us or any Restricted Subsidiary;

(5) Liens in favor of the United States of America, any State thereof or the District of Columbia or any foreign government, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

(6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103 (b) of the Internal Revenue Code;

(7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

(8) Liens incurred (no matter when created) in connection with our or a Restricted Subsidiary’s engaging in leveraged or single investor lease transactions; provided, however, that the instrument creating or evidencing any borrowings secured by such Lien will provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of ours or of such Restricted Subsidiary;

(9) Liens in favor of a governmental agency to qualify us or any Restricted Subsidiary to do business, maintain self-insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(10) Good faith deposits in connection with bids, tenders, contracts or deposits to secure our or any Restricted Subsidiary’s public or statutory obligations, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any Restricted Subsidiary are a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business;

(11) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(12) Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review or Liens arising out of individual final judgments or awards in amounts of less than $1,000,000; provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000;

(13) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Restricted Subsidiary, as the case may be;

(14) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of our business and that of our Restricted Subsidiaries;

(15) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property or improvements thereto created prior to or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment to lend entered into prior to, at the time of, or within 360 days) after completion of such construction, alteration or repair;

(16) Liens existing on the date of the applicable indenture;

(17) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(18) Any extension, renewal, refunding or replacement of the foregoing, provided that (i) such extension, renewal, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refunded or replaced (plus improvements on such property) and (ii) the Funded Debt secured by such Lien at such time is not increased.

“Attributable Debt” means, in connection with any sale and leaseback transaction under which either we or any Restricted Subsidiary are at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the lesser of (A) total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (i) the weighted average Yield to Maturity (as defined in the senior indenture) of the debt securities, such average being weighted by the principal amount of each series of the debt securities and (ii) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually or (B) the sale price for the assets so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of the lease.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), less (i) all current liabilities (due within one year) as shown on such balance sheet, (ii) investments in and advances to Unrestricted Subsidiaries and (iii) Intangible Assets and liabilities relating thereto.

“Funded Debt” means (i) any of our Indebtedness or Indebtedness of a Restricted Subsidiary maturing more than 12 months after the time of computation thereof, (ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP, and (iv) all Capital Lease Obligations (as defined in the senior indenture).

“Indebtedness” means, at any date, without duplication, all of our obligations for borrowed money or obligations for borrowed money of a Restricted Subsidiary.

“Intangible Assets” means, at any date, the value, as shown on or reflected in our and our Restricted Subsidiaries’ most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

“Liens” means such pledges, mortgages, security interests and other liens on any Principal Property of ours or of a Restricted Subsidiary which secure Secured Debt.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Restricted Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means real and tangible property owned and operated now or hereafter by us or any Restricted Subsidiary constituting a part of any store, warehouse or, distribution center located within the United States of America or its territories or possessions (excluding current assets, motor vehicles, mobile materials handling equipment and other rolling stock, cash registers and other point-of-sale recording devices and related equipment and data processing and other office equipment), the net book value of which (including leasehold improvements and store fixtures constituting a part of such store, warehouse or distribution center) as of the date on which the determination is being made is more than 1.0% of Consolidated Net Tangible Assets. As of the date of this prospectus, none of our stores constitutes a Principal Property.

“Restricted Subsidiary” means each Subsidiary other than Unrestricted Subsidiaries.

“Secured Debt” means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the senior indenture or thereafter acquired or created), (ii) shares of stock owned by us or a Subsidiary in a Restricted Subsidiary or (iii) Indebtedness of a Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means Subsidiaries designated as Unrestricted Subsidiaries from time to time by our Board of Directors; provided, however, that our Board of Directors (i) will not designate as an Unrestricted Subsidiary any of our Subsidiaries that owns any Principal Property or any stock of a Restricted Subsidiary, (ii) will not continue the designation of any of our Subsidiaries as an Unrestricted Subsidiary at any time that such Subsidiary owns any Principal Property, and (iii) will not, nor will it cause or permit any Restricted Subsidiary to, transfer or otherwise dispose of any Principal Property to any Unrestricted Subsidiary (unless such Unrestricted Subsidiary will in connection therewith be redesignated as a Restricted Subsidiary and any pledge, mortgage, security interest or other lien arising in connection with any Indebtedness of such Unrestricted Subsidiary so redesignated does not extend to such Principal Property (unless the existence of such pledge, mortgage, security interest or other lien would otherwise be permitted under the senior indenture)).

Limitation on Sale/Leaseback Transactions. The senior indenture provides that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any of our or any Restricted Subsidiary’s Principal Property (which lease is required by GAAP to be capitalized on the balance sheet of such lessee), which Principal Property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Debt (with the exception of Funded Debt secured by Liens which is excluded pursuant to clauses (1) to (18) under “Restrictions on Secured Funded Debt” above) would not exceed 15% of Consolidated Net Tangible Assets.

This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “Restrictions on Secured Funded Debt” above, Attributable Debt with respect to any sale and leaseback transaction if:

(1) We or a Restricted Subsidiary are permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (18) inclusive under “Restrictions on Secured Funded Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the debt securities;

(2) The property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair market value (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a Restricted Subsidiary, within 360 days after the sale or transfer shall have been made by us or a Restricted Subsidiary, shall apply the proceeds thereof to the retirement of our or any Restricted Subsidiary’s Indebtedness or Funded Debt (other than Indebtedness or Funded Debt owned by us or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of Indebtedness or Funded Debt;

(3) We or a Restricted Subsidiary apply the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to the purchase of assets (and the cost of construction thereof) within 360 days prior or subsequent to such sale or transfer;

(4) The effective date of any such arrangement or the purchaser’s commitment therefor is within 36 months prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof (which, in the case of a retail store, is the date of opening to the public), whichever is later;

(5) The lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years;

(6) The sale and leaseback transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries;

(7) The lease secures or relates to industrial revenue or pollution control bonds; or

(8) The lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Merger, Consolidation and Disposition of Assets

Each indenture provides that we shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (as defined in the indentures) (other than a consolidation with or merger with or into a Restricted Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Restricted Subsidiary) or permit any Person to merge with or into us unless: (a) either (i) we shall be the continuing Person or (ii) the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such of our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under each series of the debt securities and the indenture, and we shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes an obligation that is legal, valid and binding for us or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) we shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indentures) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above.

The indentures do not restrict, or require us to redeem or permit holders of any series of the debt securities to cause a redemption of the debt securities of that series in the event of, (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the creditworthiness of our successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving us, whether or not involving a change in control. Accordingly, the holders of the debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of debt securities. The existing protective covenants applicable to the debt securities would continue to apply to us, or our successor, in the event of such a transaction initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Waiver and Notice

“Event of Default” with respect to a series of senior debt securities is defined in the senior indenture to be if:

(1) We default in the payment of all or any part of the principal of such series of the debt securities when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) We default in the payment of any interest on such series of the debt securities when the same becomes due and payable, and such default continues for a period of 30 days;

(3) We default in the performance of or breach any of our other covenants or agreements in the senior indenture and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the affected series of the debt securities;

(4) An involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(5) We (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors;

(6) An event of default as defined in any one or more indentures or instruments evidencing or under which we have at the date of the senior indenture or shall thereafter have outstanding an aggregate of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such event of default under such indentures or instruments shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the senior indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series; or

(7) Failure by us to make any payment at maturity, including any applicable grace period, in respect of at least $50,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to us by the trustee (if such event be known to it), or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that if such failure shall be remedied or cured by us or waived by the holders of such indebtedness, then the Event of Default under the senior indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of such series.

“Event of Default” with respect to a series of subordinated debt securities is defined in the subordinated indenture to include the events described in clauses (1), (2), (4) and (5) above.

If an Event of Default occurs and is continuing with respect to a series of the debt securities, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series by notice in writing to us (and to the trustee if given by holders), may declare the entire outstanding principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in clauses (4) or (5) occurs and is continuing with respect to a series of the debt securities, then the principal amount of all the debt securities of such series then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder of debt securities of such series or the trustee to the full extent permitted by applicable law.

Subject to provisions in the applicable indenture for the indemnification of the trustee and certain other limitations, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the debt securities of such series not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from holders of debt securities of such series pursuant to this paragraph.

Subject to various provisions in the applicable indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may waive an existing Default or Event of Default with respect to such series and its consequences, except a Default in the payment of principal of or interest on any debt security of such series as specified in clauses (1) or (2) of the first paragraph of this section or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such Default shall cease to exist with respect to such series, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Each indenture provides that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless: (i) such holder has previously given to the trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture; (iii) such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request. A holder of debt securities of any series may not use the indenture to prejudice the rights of another holder of such series or to obtain a preference or priority over such other holder.

Information

Each indenture provides that we shall file with the trustee and transmit to holders of the debt securities such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the time and in the manner provided pursuant to such Act.

The Company will be required to file with the trustee annually, within four months of the end of each fiscal year of the Company, a certificate as to the compliance with all conditions and covenants of each indenture.

Discharge and Defeasance of Debt Securities and Covenants

Each indenture provides that we may terminate our obligations under any series of debt securities if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to that series of debt securities under the indenture; or (ii) (a) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the debt securities of such series for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the debt securities of such series have been complied with.

The following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Each indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) or (ii) may omit to comply with other specific covenants relating to the debt securities of such series in the indenture, and with respect to the senior indenture, such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “Events of Default, Waiver and Notice” (“covenant defeasance”); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest on the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no Default with respect to the debt securities of such series shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the holders of the debt securities of such series have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Notwithstanding legal or covenant defeasance, the following obligations will survive until the debt securities of such series are no longer outstanding: our obligations to execute and deliver the debt securities of such series for authentication, to set the terms of the debt securities of such series, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of the debt securities of such series, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

Each indenture provides that we and the trustee may amend or supplement the indenture or any series of the debt securities without notice to or the consent of any holder of such series:

(1) to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders of debt securities of such series;

(2) to provide for the assumption of our obligations to the holders of the debt securities of such series in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and

(5) to make any change that does not materially and adversely affect the rights of any holder of debt securities of such series, provided that any change to conform the terms of the debt securities to the indenture and to the Description of Debt Securities contained in this prospectus or prospectus supplement relating to the debt securities shall not be deemed to be adverse to any holder of such debt securities.

Each indenture also contains provisions whereby we and the trustee, subject to certain conditions, may amend the indenture and the outstanding debt securities of such series with the written consent of the holders of a majority in principal amount of the debt securities of such series then outstanding, and the holders of a majority in principal amount of the outstanding debt securities of any series may waive future compliance by us with any provision of the indenture or the debt securities of such series.

Notwithstanding the foregoing provisions, each indenture provides that, without the consent of each holder of a series of the debt securities affected thereby, an amendment or waiver may not:

(1) extend the stated maturity of the principal of, or any installment of interest on, such holder’s debt securities, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any debt security of that series or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2) reduce the percentage in principal amount of outstanding debt securities of that series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain Defaults and their consequences provided for in the indenture;

(3) waive a Default in the payment of principal of or interest on any debt security of that series of such holder; or

(4) modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of that series thereunder affected thereby.

It shall not be necessary for the consent of any holder under this provision of the applicable indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the applicable indenture becomes effective, we shall give to the holders of the series of the debt securities affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

Each indenture and the debt securities will be governed by the laws of the State of New York.

The Trustee

We maintain ordinary banking and trust relationships with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, and its affiliates.

FORMS OF SECURITIES

We will issue the debt securities in the form of one or more fully global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. One or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of CVS Health, the trustee, or any other agent of CVS Health or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium or interest or to holders on that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of CVS Health Corporation for the year ended December 31, 2022 filed with CVS Health Corporation’s Current Report on Form 8-K dated May 25, 2023, and the effectiveness of CVS Health Corporation’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and CVS Health Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of CVS Health Corporation for the three-month periods ended March 31, 2023 and 2022, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 3, 2023 included in CVS Health Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.